U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                            Republic Bancshares, Inc.
                ------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                ------------------------------------------------
                         (Title of Class of Securities)

                                    759929102
                ------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [X] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 759929102
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1)   Names of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

         KEEFE MANAGERS, LLC    71-0885390
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2)   Check The Appropriate Box If a Member of a Group (See Instructions)

        (A) [ ]
        (B) [ ]
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3)       SEC Use Only
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4)   Citizenship or Place of Organization

      DELAWARE LIMITED LIABILITY COMPANY
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Number of Shares Beneficially Owned by Each Reporting Person With:

        5) Sole Voting Power

              78,512
        -----------------------------------------------
        6) Shared Voting Power

                 0
        -----------------------------------------------
        7) Sole Dispositive Power

             78,512
        -----------------------------------------------
        8) Shared Dispositive Power

                 0
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person

             78,512
--------------------------------------------------------------------------------
10)   Check If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

         [ ]
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9)

             .59%
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12)      Type of Reporting Person (See Instructions)
         IA, CO

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CUSIP No. 759929102
--------------------------------------------------------------------------------
1)   Names of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

         KEEFE VENTURES, LLC

        13-4137671

--------------------------------------------------------------------------------
2)   Check The Appropriate Box If a Member of a Group (See Instructions)

        (A) [ ]
        (B) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

     DELAWARE LIMITED LIABILITY COMPANY
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With:

        5) Sole Voting Power

             0
        -----------------------------------------------
        6) Shared Voting Power

             0
        -----------------------------------------------
        7) Sole Dispositive Power

             0
        -----------------------------------------------
        8) Shared Dispositive Power

             0
--------------------------------------------------------------------------------
9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                   0
--------------------------------------------------------------------------------
10)   Check If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)

         [ ]
--------------------------------------------------------------------------------
11)   Percent of Class Represented by Amount in Row (9)

                   0
--------------------------------------------------------------------------------
12)   Type of Reporting Person (See Instructions)

       BD, OO

Item 1. (a) Name of Issuer:

            REPUBLIC BANCSHARES, INC.

        (b) Address of Issuer's Principal Executive Offices:

            111 2nd Avenue NE
            St. Petersburg, Florida 33701
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Item 2. (a) NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE; CITIZENSHIP:

        This Schedule 13G/A is being filed jointly by Keefe Managers, LLC, a Delaware limited liability company("KM, LLC") and Keefe Ventures, LLC, a Delaware limited liability company ("Ventures") and an affiliate of KM, LLC. The business address of each of KM, LLC and Ventures is 375 Park Avenue (23rd Floor), New York, New York 10152.

        (d) Title of Class of Securities

            Common Stock

        (e) CUSIP Number:

            759929102
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Item 3. If this statement is being filed pursuant to Rule 13d-1(b) or (c), or 13d-2(b), check whether the person filing is:

     (a) [x] Broker or dealer registered under Section 15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance company as defined in section 3(a)(19) of the
                Act
     (d) [ ] Investment company registered under section 8 of the
                Investment Company Act of 1940
     (e) [x] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E)
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                Investment Company Act of 1940
     (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)
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Item 4. Ownership:

(a)   Amount Beneficially Owned: KM, LLC - 78,512; Ventures - 0;

(b)   Percent of Class: KM, LLC - .59%; Ventures - 0;

(c)   Number of Shares as to which such person has:

(i)   Sole power to vote or direct the vote: KM, LLC - 78,512; Ventures -  0;

(ii)  Shared power to vote or direct the vote: KM, LLC - 0; Ventures - 0;

(iii) Sole power to dispose or direct the disposition of: KM, LLC - 78,512; Ventures - 0;

(iv) Shared power to dispose or direct the disposition of: KM, LLC - 0; Ventures - 0

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Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [X]

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Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

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Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

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Item 8. Identification and Classification of Members of the Group

Not applicable

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Item 9. Notice of Dissolution of Group

Not applicable
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Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    KEEFE MANAGERS, LLC

                                  By:   /s/ John J. Lyons
                                     -------------------------------
                                     Name:  John J. Lyons
                                     Title: President, Co-CEO



                                    KEEFE VENTURES, LLC

                                  By:   /s/ John J. Lyons
                                     -------------------------------
                                     Name:  John J. Lyons
                                     Title: President, Co-CEO




Date: February 12, 2004

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G/A or any amendments thereto, with respect to the common stock of Republic Bancshares, Inc., and that this Agreement be included as an attachment to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.


         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 12th day of February, 2004.




                                   KEEFE MANAGERS, LLC


                                  By:   /s/ John J. Lyons
                                     -------------------------------
                                     Name:  John J. Lyons
                                     Title: President, Co-CEO


                                   KEEFE VENTURES, LLC


                                  By:   /s/ John J. Lyons
                                     -------------------------------
                                     Name:  John J. Lyons
                                     Title: President, Co-CEO